EXHIBIT 99



FOR IMMEDIATE RELEASE                            FOR FURTHER INFORMATION
                                                 August 28, 2000
                                                 Brendan J. McGill
                                                 Senior Vice President and Chief
                                                 Financial Officer
                                                 (215) 256-8828


                   HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
                       EXTENDS REPURCHASE OF COMMON STOCK

         Harleysville, Pennsylvania - August 28, 2000. Harleysville Savings Financial Corporation (NASDAQ: HARL) today announced that the Company's Board of Directors extended authorization to repurchase up to 113,037 shares, or approximately 5 percent, of the Company's outstanding common stock. The repurchase program, which was scheduled to expire on August 31, 2000, has been extended an additional twelve months. To date the Company has repurchased 44,200 of the authorized shares.

         Repurchases are authorized to be made by the Company from time to time in open-market transactions during the next twelve months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be reserved for issuance under the Company's stock benefit plans and will be available for general corporate purposes.

         Harleysville Savings Financial Corporation, located in Harleysville, Pennsylvania, is the holding company for Harleysville Savings Bank. Harleysville Savings Bank is a Pennsylvania-chartered, federally insured savings bank headquartered in Harleysville, Pennsylvania. Harleysville Savings Bank was established in 1915 and is distinguished as a premier consumer savings bank serving the personal banking needs of individuals and families.

         Harleysville Savings Financial Corporation's common stock is traded on the Nasdaq National Market System under the symbol: "HARL".